UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 24, 2011 (January 24, 2011)

Realogy Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	333-148153	20-4381990
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Campus Drive

Parsippany, NJ 07054

(Address of Principal Executive Offices) (Zip Code)

(973) 407-2000

(Registrant’s telephone number, including area code)

None

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure

The following information is being furnished pursuant to this Item 7.01 and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act except as shall be expressly set forth by specific reference in such filing.

As used below, the terms “Realogy,” “we” and “our” refer to Realogy Corporation and its consolidated subsidiaries.

In connection with a proposed secured financing, the Company anticipates disclosing to prospective investors certain information that has not been previously publicly reported, excerpts of which are furnished below.

Preliminary Financial Results

The preliminary 2010 financial results presented below have not yet been finalized by management. When the Company’s actual 2010 financial results are finalized, they will include any adjustments necessary, in the opinion of management, for a fair presentation of such information. Realogy’s actual 2010 financial results could vary materially from those included herein.

The preliminary financial data included herein has been prepared by and is the sole responsibility of Realogy’s management. PricewaterhouseCoopers LLP has not audited, reviewed, compiled or performed any procedures with respect to the accompanying preliminary financial data. Accordingly, PricewaterhouseCoopers LLP does not express an opinion or any form of assurance with respect thereto.

Management estimates net revenues for the year ended December 31, 2010 will total approximately $4.1 billion, representing an increase of $158 million, or 4%, for the year ended December 31, 2010 compared with the year ended December 31, 2009. This increase is principally due to an increase in the average price of homes sold and the impact of the Primacy acquisition. Management estimates EBITDA for the year ended December 31, 2010 will be approximately $835 million and EBITDA before restructuring and other items will be approximately $534 million. The estimated net loss attributable to Realogy for the year ended December 31, 2010 will be approximately $99 million. Under the senior secured credit facility, the senior secured leverage ratio of total senior secured net debt to trailing 12-month Adjusted EBITDA was limited to a maximum of 5.0 to 1 at December 31, 2010. Although the Company has not yet certified, and is not yet required to certify, its compliance with the covenants under the senior secured credit facility, based solely upon the preliminary 2010 financial results, and subject to the limitations of the preliminary 2010 financial results described above, management believes the Company will be in compliance with the senior secured leverage ratio covenant at December 31, 2010. We expect our capital expenditures to be approximately $50 million.

***

The annual year over year trend in our homesale transactions is as follows:

Number of Homesales	2010 vs. 2009
Real Estate Franchise Services	(6%)
Company Owned Real Estate Brokerage Services	(7%)

The annual year over year trend in the average price of homes in our homesale transactions is as follows:

Average Price of Homes	2010 vs. 2009
Real Estate Franchise Services	4%
Company Owned Real Estate Brokerage Services	11%

***

A reconciliation of preliminary net loss to EBITDA and EBITDA before restructuring and other items for the year ended December 31, 2010 is set forth in the following table:

(Unaudited) For the Year Ended December 31, 2010
Preliminary net loss attributable to Realogy	$(99)
Income tax expense	133

Income before income taxes	34
Interest expense (income), net	604
Depreciation and amortization	197

EBITDA	835
Covenant calculation adjustments:
Restructuring costs, merger costs and former parent legacy costs (benefit), net (a)	(301)

EBITDA before restructuring and other items	534

(a)	Consists of $21 million of restructuring costs and $1 million of merger costs offset by a benefit of $323 million of former parent legacy costs.

Amendment to Senior Secured Credit Facility

On January 18, 2011, we commenced a solicitation among our lenders seeking amendments to our senior secured credit facility (the “Senior Credit Facility Amendment”) to, among other things: (i) extend the maturity of certain of our first lien term loans (the “Extended Term B Loans”) held by accepting lenders to October 10, 2016 and increase the interest rate with respect to the Extended Term B Loans, (ii) extend the maturity of all or a portion of the loans and commitments under our revolving credit facility held by accepting lenders to April 10, 2016 (the “Extended Revolving Loans”), increase the interest rate with respect to the Extended Revolving Loans, and convert 16.67% of the Extended Revolving Loans of certain affiliates of the initial purchasers, and 27.5% of the Extended Revolving Loans of all other lenders, to Extended B Term Loans (or $142 million in the aggregate), (iii) extend the maturity of all or a portion of the commitments under our synthetic letter of credit facility held by accepting lenders to October 10, 2016 (the “Extended Synthetic LC Commitments”) and increase the rate for participation fees payable with respect to the Synthetic LC Commitments, (iv) allow for the issuance of the proposed secured financing, the gross proceeds of which will be applied toward the prepayment of $700 million of the outstanding Extended Term B Loans, (v) allow for one or more future issuances of additional senior secured notes or loans to be secured on either a pari passu basis with, or junior to, our first lien obligations under the senior secured credit facility or on a pari passu basis with, or junior to, our second lien obligations under the senior secured credit facility, and (vi) provide that the proposed secured financing will not, subject to certain exceptions, constitute senior secured debt for purposes of calculating the senior secured leverage ratio under our senior secured credit facility. The interest rate with respect to the Extended Term B Loans will be based on, at our option, (a) adjusted LIBOR plus 4.25% or (b) the higher of the Federal Funds Effective Rate plus 0.5% and JPMorgan Chase Bank, N.A.’s prime rate (“ABR”) plus 3.25%. The interest rate with respect to the Extended Revolving Loans will be based on, at our option, (a) adjusted LIBOR plus 3.25% or (b) ABR plus 2.25%. The participation fee with respect to the Extended Synthetic LC Commitments will be 4.25%. The Senior Credit Facility Amendment is subject to lender consent and other conditions, including the closing of the proposed secured financing, and may not occur as described or at all. After giving effect to the Refinancing Transactions, our total debt level will increase as a result of the conversion of a portion of our revolving credit facility capacity held by accepting lenders to Extended B Term Loans to provide additional cash on our balance sheet.

After giving effect to the Refinancing Transactions, we estimate that our annual cash interest would be approximately $625 million assuming current LIBOR rates and outstanding debt balances on a “Pro Forma, as Adjusted basis, as of September 30, 2010” (which does not include non-cash amortization of deferred financing costs, note discount and the payment of $6 million of paid-in-kind interest related to the $49 million of remaining 11.00%/11.75% Senior Toggle Notes due 2014 (the “Senior Toggle Notes”) which revert to cash pay on October 15, 2011).

Our senior secured credit facility contains restrictive covenants, including a requirement that we maintain a specified senior secured leverage ratio, which is defined as the ratio of our total senior secured debt (net of unrestricted cash and permitted investments) to trailing 12-month Adjusted EBITDA. Specifically measured at the last day of each quarter, our senior secured leverage ratio may not exceed 4.75 to 1.0 for the fiscal quarter ending March 31, 2011 and for each fiscal quarter thereafter. Total senior secured debt, for purposes of this ratio, does not include the Second Lien Loans, other bank indebtedness not secured by a first lien on our assets (including indebtedness supported by letters of credit issued under our senior secured credit facility), securitization obligations or the Unsecured Notes. Although indebtedness supported by letters of credit issued under our senior secured credit facility is not currently secured indebtedness, if any funds are drawn down from these letters of credit and not reimbursed by us, the amount of such draw down would become indebtedness secured by a first lien on our assets and would be included when determining total senior secured debt. We intend for the definition of senior secured debt to be amended in the Senior Credit Facility Amendment to exclude the proposed secured financing from such definition for most purposes under the credit agreements, including the senior secured leverage ratio maintenance ratio thereunder. For the twelve months ending September 30, 2010, we were in compliance with the senior secured leverage ratio maintenance covenant with a ratio of 4.57 to 1.0. The senior secured leverage ratio maintenance covenant in our senior secured credit facility steps down to 4.75 to 1.0 at March 31, 2011. Our continued compliance with that covenant will require us to consummate the proposed secured financing or to complete an alternative refinancing or restructuring of our senior debt or to receive an equity cure. We believe that based upon the consummation of the Refinancing Transactions and our financial forecast for 2011, we will be able to remain in compliance with the covenant for at least the next 12 months. As of September 30, 2010, after giving effect to the Refinancing Transactions, our senior secured leverage ratio would have been 3.46 to 1.0. Notwithstanding the anticipated reduction in our senior secured debt for purposes of calculating the senior secured leverage ratio, a delayed or weak housing recovery may materially adversely affect our ability to maintain compliance with our senior secured leverage ratio given our highly leveraged capital structure.

As used herein, “Pro Forma as of September 30, 2010” gives effect to the consummation of the Company’s previously reported exchange offer and consent solicitation which was completed on January 5, 2010 (the “Exchange Offers”), as of October 1, 2009 and gives effect to our payment on October 15, 2010 of paid-in-kind interest on the Senior Toggle Notes in the amount of $26 million as if such payment was paid on September 30, 2010. “Pro Forma, As Adjusted, as of September 30, 2010” gives effect to the consummation of the Exchange Offers as of October 1, 2009 and the October 15, 2010 payment of paid-in-kind interest on the Senior Toggle Notes, as well as the following:

•

the Senior Credit Facility Amendment, as if the Senior Credit Facility Amendment was effective on October 1, 2009, and assumes 75% of the lenders consent to the Senior Credit Facility Amendment including the draw down and conversion of $142 million under our revolving credit facility to Extended Term B Loans and the related reduction in our capacity under our revolving credit facility to $608 million; and

•	the proposed secured financing, as if such financing occurred on October 1, 2009, and the application of the gross proceeds as described herein.

As used herein, “Refinancing Transactions” refers to the Exchange Offers, the consummation of the Senior Credit Facility Amendment and the proposed secured financing, and includes the assumptions set forth above in the explanation of “Pro Forma, As Adjusted.”

For the twelve months ended September 30, 2010, after giving effect to the Refinancing Transactions, our interest expense would have increased by approximately $57 million to $668 million, which includes amortization of deferred financing costs and note discount, paid-in-kind interest on our remaining Senior Toggle Notes (which revert to cash pay on October 15, 2011) and certain other non-cash items included in total interest expense, as well as the impact of certain interest rate hedges which are no longer outstanding, interest with respect to obligations which are no longer outstanding, such as a portion of our synthetic letter of credit facility. We anticipate that any deficiency between our debt service costs and our cash flows from operations will be funded from our cash on hand and drawings on our revolving credit facility.

Capitalization

The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2010:

•	on a historical basis,

•

on a Pro Forma basis, as of September 30, 2010, after giving effect to the consummation of the Exchange Offers, as if such transactions were completed on October 1, 2009, and our payment on October 15, 2010 of paid-in-kind interest on the Senior Toggle Notes in the amount of $26 million as if such payment was paid on September 30, 2010, and

•

on a Pro Forma, As Adjusted, basis, as of September 30, 2010, after giving effect to (i) the consummation of the Exchange Offers as if such transactions were completed on October 1, 2009 and our payment on October 15, 2010 of paid-in-kind interest on the Senior Toggle Notes in the amount of $26 million as if such payment was paid on September 30, 2010, (ii) the Senior Credit Facility Amendment, as if the Senior Credit Facility Amendment was effective on October 1, 2009, and assuming 75% of the lenders consent to the Senior Credit Facility Amendment including the draw down and conversion of $142 million under our revolving credit facility to Extended Term B Loans and the related reduction in our capacity under our revolving credit facility to $608 million, and (iii) the proposed secured financing and the application of the gross proceeds as describes above.

This table should be read in conjunction with the consolidated financial statements and the accompanying notes thereto and the condensed consolidated financial statements and accompanying notes thereto included in our filings with the SEC.

	As of September 30, 2010
Capitalization (excluding Securitization Obligations)	Historical	Pro Forma as of September 30, 2010	Pro Forma, as adjusted, as of September 30, 2010
	(In millions)
Cash and cash equivalents(1)(14)	$235	$235	$377

Long-term debt (including current portion):
Senior secured credit facility:
Revolving credit facility(2)(14)	—	—	—
Term loan facility(3)	3,067	3,067	767
Extended term loan facility	—	—	1,742
Proposed secured financing due 2019	—	—	700
Second Lien Loans	650	650	650
Other bank indebtedness(4)(14)	138	138	138
10.50% Senior Notes(5)	1,688	64	64
11.50% Senior Cash Notes(6)	—	488	488
Senior Toggle Notes(7)	441	49	49
12.00% Senior Cash Notes(8)	—	129	129
12.375% Senior Subordinated Notes(9)	864	187	187
13.375% Senior Subordinated Notes(10)	—	10	10
11.00% Convertible Notes(11)	—	2,110	2,110

Total long-term debt, including current portion	6,848	6,892	7,034

Total stockholder’s equity (deficit)(12)	(981)	(981)	(981)

Total capitalization(13)	$5,867	$5,911	$6,053

(1)	Includes proceeds related to the draw down and conversion of $142 million under our revolving credit facility to Extended Term B Loans. Cash will be utilized to pay fees and expenses related to the proposed secured financing but is not reflected in the Pro Forma, As Adjusted column. Readily available cash as of September 30, 2010 was $206 million and on a Pro Forma, As Adjusted basis would have been $348 million. Readily available cash includes cash and cash equivalents less statutory cash required for our title business.
(2)	Our borrowing availability under our $750 million revolving credit facility is reduced by outstanding letters of credit. At September 30, 2010, we had no borrowings outstanding. The revolving credit facility includes a $200 million letter of credit sub-facility which had $73 million of remaining capacity at September 30, 2010.
(3)	On a Pro Forma, as Adjusted basis as of September 30, 2010, $700 million of proceeds from the proposed secured financing are utilized to prepay a portion of the outstanding borrowings under the term loan facility and $142 million capacity under the revolving credit facility is converted to Extended B Term Loans to provide additional cash on the balance sheet.
(4)	Consists of revolving credit facilities that are supported by letters of credit issued under the senior secured credit facility.
(5)	Consists of $1,700 million face amount of 10.50% Senior Cash Notes due 2014, less a discount of $12 million at September 30, 2010. On a Pro Forma basis the face amount of 10.50% Senior Cash Notes due 2014 decreased to $64 million and the remaining discount was written off.

(6)	Consists of $492 million face amount of 11.50% Senior Cash Notes due 2017 issued in connection with the Exchange Offers, less a discount of $4 million.
(7)	Consists of $444 million face amount of 11.00%/11.75% Senior Toggle Notes due 2014 less a discount of $3 million at September 30, 2010. On October 15, 2010, the Company issued $26 million of Senior Toggle Notes to satisfy its interest payment obligation for the six-month period ended October 2010 which is included in the pro forma adjustments set forth above. On a Pro Forma basis the face amount of Senior Toggle Notes due 2014 decreased to $49 million and the remaining discount was written off. Assuming that the Company continues to utilize PIK interest option election through October 2011 and as a result of the reduction in the amount of Senior Toggle Notes outstanding following the Exchange Offers, the Company would be required to repay approximately $14 million in April 2012 in accordance with the Senior Toggle Notes indenture.
(8)	Consists of $130 million face amount of 12.00% Senior Cash Notes due 2017 issued in connection with the Exchange Offers, less a discount of $1 million.
(9)	Consists of $875 million face amount of 12.375% Senior Subordinated Notes due 2015, less a discount of $11 million at September 30, 2010. On a Pro Forma basis, consists of $190 million face amount of 12.375% Senior Subordinated Notes due 2015, less a discount of $3 million.
(10)	Consists of $10 million face amount of 13.375% Senior Subordinated Notes due 2018 issued in connection with the Exchange Offers.
(11)	Consists of $2,110 million face amount of Convertible Notes due 2018 issued in connection with the Exchange Offers.
(12)	As a result of the consummation of the Exchange Offers in January 2011, we expect to write off approximately $18 million of note discounts and approximately $10 million of deferred financing costs on the Existing Notes. We expect to have a write off for deferred financing costs in the first quarter of 2011 due to the prepayment of $700 million of borrowings under the Senior Credit Facility Amendment.
(13)	Total capitalization excludes our securitization obligations which are collateralized by relocation related assets and appear in our current liabilities.
(14)	Readily available cash as of December 31, 2010 was $166 million. As of December 31, 2010, we had no borrowings outstanding under our revolving credit facility. There was $90 million outstanding as of January 21, 2011. The increase in borrowings under the revolving credit facility subsequent to December 31, 2010 is comprised of operating and financing activities such as temporary repayment of the Apple Ridge Securitization, interest payments, payroll funding, and payments to vendors. All of these payments are in the normal course of business and tend to occur earlier in the month as compared to cash collection. Whether or not the Senior Credit Facility Amendment and the proposed secured financing are consummated, the Company expects outstanding borrowings under its revolver to be substantially repaid as of March 31, 2011. The revolving credit facility includes a $200 million letter of credit sub-facility which had $21 million of remaining capacity as of December 31, 2010 and $46 million of remaining capacity as of January 21, 2011. As of December 31, 2010 and January 21, 2011, other bank indebtedness was $163 million.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Realogy Corporation

By:	/s/ Anthony E. Hull
	Name:	Anthony E. Hull

	Title:	Executive Vice President, Chief Financial Officer and Treasurer

Date: January 24, 2011